Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Craig W. Carlson, VP & CFO
Neurobiological Technologies, Inc.
(510) 595-6000

Neurobiological Technologies, Inc Reports Third Quarter Results

EMERYVILLE, Calif., May 9, 2007—Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced its financial results for the quarter and nine-months ended March 31, 2007.

Paul Freiman, president and chief executive officer stated, “We continue to invest in our key asset, Viprinex(TM) (ancrod), our drug for acute ischemic stroke currently in two Phase III trials. During the quarter, Dr. Warren Wasiewski joined NTI to run the clinical trial program for Viprinex. Prior to joining NTI, Dr. Wasiewski was a Sr. Medical Director at AstraZeneca and played a pivotal role in the company’s clinical studies for ischemic stroke, known as the SAINT trials. We are aggressively adding sites to the clinical trials and will expand to other countries, including Taiwan, Israel and Canada in the next few months.”

Results from the Quarter Ended March 31, 2007:

Net loss for the quarter ended March 31, 2007 was $4.4 million or $0.15 per share, basic and diluted, compared to a net loss of $3.5 million or $0.12 per share for the quarter ended March 31, 2006.

Revenues of $4.9 million in the quarter ended March 31, 2007 increased by $.3 million over revenues of $4.6 million in 2006. Our 2007 revenues consisted of our recognition of $1.4 million from the sale of our rights and interests in XERECEPT® to Celtic, $1.8 million from the reimbursement of the direct expenses incurred for services to administer the Phase III clinical trials for XERECEPT in the United States and Canada, and $1.7 million from royalty fees from the commercial sales of Memantine by Merz and its marketing partners in the United States and certain European countries. Our 2006 revenues consisted of our recognition of $1.4 million from the sale of our rights and interests in XERECEPT to Celtic, $1.9 million from the reimbursement of the direct expenses incurred for services to administer the Phase III clinical trials for XERECEPT, and $1.4 million from royalty fees from the commercial sales of Memantine by our marketing partners.

Research and development expenses of $7.7 million in the quarter ended March 31, 2007, increased by $.9 million compared to expenses of $6.8 million in the same period of 2006. The increase in research and development expenses of $.9 million resulted from an additional $1.0 million of expenses incurred for the Phase III clinical trials of Viprinex, offset by a decrease of $100,000 of expenses for the continuing Phase III clinical trials for XERECEPT.

General and administrative expenses, which include operations of our corporate operations in California and administrative operations for our office in New Jersey, were $1.7 million and $1.4 million for the quarters ended March 31, 2007 and 2006, respectively.

Results for the nine-months ended March 31, 2007:

Net loss for the nine-months ended March 31, 2007 was $9.9 million or $0.34 per share compared to net loss of $23.0 million or $0.83 per share for the nine-months ended March 31, 2006.

Revenues of $13.7 million in the nine-months ended March 31, 2007 increased by $5.7 million over revenues of $8.0 million in the same period 2006. Our 2007 revenues consisted of our recognition of

$4.1 million from the sale of our rights and interests in XERECEPT, $4.6 million for the reimbursement of the direct expenses we incurred to administer the Phase III clinical trials for XERECEPT, and royalty fees of $5.0 million from the commercial sales of Memantine by Merz and its marketing partners. Our 2006 revenues consisted of our recognition of $1.8 million from the sale of our rights and interests in XERECEPT, $2.5 million for the reimbursement of the direct expenses we incurred to administer the Phase III clinical trials for XERECEPT, and royalty fees of $3.7 million from the commercial sales of Memantine by Merz and its marketing partners.

Research and development expenses of $19.2 million in the nine-months ended March 31, 2007, increased by $4.3 million compared to expenses of $14.9 million in the same period of 2006. The increase in research and development expenses of $4.3 million resulted from an additional $4.7 million of expenses incurred for the Phase III clinical trials of Viprinex, offset by a decrease of $0.4 million of expenses for the continuing Phase III clinical trials for XERECEPT.

General and administrative expenses were $4.7 million for the nine-months ended March 31, 2007 and for the same period in 2006, respectively.

Investment income of $84,000 and $353,000 in the quarter and nine-months ended March 31, 2007, respectively. The year-over-year increase over the same nine month period is due to an increase in interest earned on investments during the current year as compared to the prior year due to higher market interest rates. The year-over-year decrease for the three month period is due to lower average cash balance.

As of March 31, 2007, we had cash, cash equivalents and total investment securities available for sale of $5.6 million, which decreased by $9.6 million from cash, cash equivalents and total investment securities of $15.2 million as of June 30, 2006, resulting principally from the cash used in operations during the nine months. In April 2007, we received royalty fees of approximately $1.9 million from the commercial sale of Memantine by Merz and its marketing partners. In April 2007, we sold 3,043,478 shares of common stock and warrants to purchase an equivalent number of shares of common stock for gross offering proceeds of $7.0 million and net offering proceeds, after commissions and expenses, of approximately $6.5 million.

Conference Call Information

NTI will web cast its quarterly financial results and host a conference call on Monday, May 14, 2007 at 9:30 a.m. (ET), 6:30 a.m. (PT). Dial-in number (800) 811-8845 (U.S. and Canada) and 913-981-4905 (International). The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback of the conference call will be available from 12:30 p.m. (ET) on May 14, 2007 through 11:59 p.m. (ET) on May 18, 2007. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 4287788.

About Neurobiological Technologies, Inc.

NTI is a biotechnology company engaged in the business of acquiring and developing central nervous system related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke and brain cancer. The Company’s strategy is to in-license and develop later-stage drug candidates that target major medical needs and that can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish evidence of efficacy.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our need for additional capital, fluctuations in our periodic results, our dependence on third parties for the development, regulatory approval and successful commercialization of our products, the inherent risk of failure in developing product candidates based on new technologies, the risks associated with the cost of clinical development efforts, and other risks detailed from time to time in our Annual Report of Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward- looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
		(As Restated)		(As Restated)
REVENUES
Technology sale and collaboration services	$3,170,000	$3,239,000	$8,727,000	$4,330,000
Royalty	$1,708,000	$1,366,000	$4,952,000	$3,687,000

Total revenues	4,878,000	4,605,000	13,679,000	8,017,000

EXPENSES
Research and development	7,690,000	6,815,000	19,229,000	14,865,000
Acquired in-process research and development	—	—	—	11,501,000
General and administrative	1,686,000	1,394,000	4,745,000	4,744,000

Total expenses	9,376,000	8,209,000	23,974,000	31,110,000

Operating loss	(4,498,000)	(3,604,000)	(10,295,000)	(23,093,000)

Investment income	84,000	140,000	353,000	228,000

Loss before income tax	(4,414,000)	(3,464,000)	(9,942,000)	(22,865,000)

Provision for income taxes	—	—	—	130,000

NET LOSS	$(4,414,000)	$(3,464,000)	$(9,942,000)	$(22,995,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.15)	$(0.12)	$(0.34)	$(0.83)

Weighted average shares used in basic and diluted net loss per share calculation	29,663,697	29,491,440	29,593,182	27,585,298

SELECTED BALANCE SHEET DATA

	March 31, 2007	June 30, 2006
	(unaudited)	(1)
Cash and cash equivalents & investments	$5,562,000	$15,248,000
Working capital	(942,000)	12,055,000
Total assets	8,434,000	22,499,000
Accumulated (deficit)	(105,083,000)	(95,141,000)
Stockholders’ (deficit)	(20,413,000)	(11,402,000)

(1)	Derived from audited financial statements.